Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Vice President and Treasurer
irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES HIRING OF PRESIDENT, BUCKEYE SERVICES

HOUSTON, June 25, 2014 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) today announced that William J. Hollis will be joining Buckeye as President, Buckeye Services effective July 14, 2014.  In this capacity, Mr. Hollis will be responsible for optimizing the performance of Buckeye’s Merchant Services and Development & Logistics businesses.  In addition, he will lead efforts to further develop Buckeye’s growth strategies around crude oil diversification and natural gas liquids projects.  “I look forward to Bill leveraging his industry knowledge, leadership and management skills to make an immediate contribution to Buckeye,” said Clark C. Smith, President and Chief Executive Officer.  “Bill brings 30 years of industry experience with a strong focus on asset optimization, marketing, supply logistics and trading activities that I believe will serve Buckeye well as we continue to implement our business growth strategies.”

Prior to joining Buckeye, Mr. Hollis worked for BP in progressively more responsible roles, the most recent being the Vice President, Crude and Products Supply.  Other roles at BP included Vice President, Marketing Supply and Vice President, Supply and Trading.

About Buckeye Partners, L.P.

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership and owns and operates a diversified network of integrated assets providing midstream logistic solutions, primarily consisting of the transportation, storage, and marketing of liquid petroleum products.  Buckeye is one of the largest independent liquid petroleum products pipeline operators in the United States in terms of volumes delivered with approximately 6,000 miles of pipeline and more than 120 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels.  In addition to its pipelines and inland terminals, Buckeye owns an integrated network of marine terminals located primarily on the U.S. East Coast and in the Caribbean.  Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest marine crude oil and petroleum products storage facilities in the world and provides an array of logistics and blending services for the global flow of petroleum products.  Buckeye’s network of marine terminals enables it to facilitate global flows of crude oil, refined petroleum products, and other commodities, and to offer its customers connectivity to some of the world’s most important bulk storage and blending hubs.  Buckeye is also a wholesale distributor of refined petroleum products in areas served by its pipelines and terminals.  Finally, Buckeye also operates or maintains third-party pipelines under agreements with major oil and gas, petrochemical and chemical companies, and performs certain engineering and construction management services for third parties.  More information concerning Buckeye can be found at www.buckeye.com.